UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ^ )

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HOME BANCORP INC
(Name of registrant as specified in its charter)

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April 1, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Home Bancorp, Inc. The meeting will be held at the Petroleum Club of Lafayette located at 111 Heymann Boulevard, Lafayette, Louisiana, on Wednesday, May 4, 2011 at 9:00 a.m., Central Daylight Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person at the Annual Meeting, but will ensure that your vote is counted if you are unable to attend.

Your continued support of Home Bancorp, Inc. is sincerely appreciated.

Very truly yours,

John W. Bordelon
President and Chief Executive Officer

HOME BANCORP, INC.

503 Kaliste Saloom Road

Lafayette, Louisiana 70508

(337) 237-1960

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	9:00 a.m., Central Daylight Time, Wednesday, May 4, 2011

PLACE	The Petroleum Club of Lafayette
111 Heymann Boulevard
Lafayette, Louisiana

ITEMS OF BUSINESS	(1) To elect three directors for a three-year term expiring in 2014 and until their successors are elected and qualified;

(2) To adopt a non-binding resolution to approve the compensation of our named executive officers;

(3) To consider an advisory vote on the frequency of future non-binding votes on the compensation of our named executive officers;

(4) To ratify the appointment of Porter Keadle Moore, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

(5) To transact such other business, as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

RECORD DATE	Holders of Home Bancorp, Inc. common stock of record at the close of business on March 17, 2011 are entitled to vote at the meeting.

ANNUAL REPORT	Our 2010 Annual Report on Form 10-K is enclosed but is not a part of the proxy solicitation materials.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders whose shares are held in “street” name can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

April 1, 2011	Henry W. Busch, Jr.
Corporate Secretary

HOME BANCORP, INC.

PROXY STATEMENT

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to holders of common stock of Home Bancorp, Inc., the holding company of Home Bank. We are soliciting proxies on behalf of our Board of Directors to be used at the Annual Meeting of Shareholders to be held at the Petroleum Club of Lafayette located at 111 Heymann Boulevard, Lafayette, Louisiana, on Wednesday, May 4, 2011 at 9:00 a.m., Central Daylight Time, and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. This proxy statement is first being mailed to shareholders on or about April 1, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 4, 2011. This proxy statement and our 2010 Annual Report on Form 10-K as well as directions to the Annual Meeting are available through our Investor Relations website at http://home24bank.investorroom.com.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the election of directors, a non-binding resolution to approve the compensation of our named executive officers, an advisory vote on the frequency of future non-binding votes on the compensation of our named executive officers, and ratification of our independent registered public accounting firm. In addition, management will report on the performance of Home Bancorp, Inc. and respond to questions from shareholders.

Who is entitled to vote?

Only our shareholders of record as of the close of business on the record date for the meeting, March 17, 2011, are entitled to vote at the meeting. On the record date, we had 8,087,159 shares of common stock issued and outstanding and no other class of equity securities outstanding. For each issued and outstanding share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the meeting, in person or by proxy.

How do I submit my proxy?

After you have carefully read this proxy statement, indicate on your proxy form how you want your shares to be voted. Then sign, date and mail your proxy form in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the Annual Meeting.

Can I attend the meeting and vote my shares in person?

Yes. All shareholders are invited to attend the Annual Meeting. Shareholders of record can vote in person at the Annual Meeting. If your shares are held in “street” name, then you are not the shareholder of record and you must ask your broker or other nominee how you can vote at the Annual Meeting.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy form.

•

First, you may send a written notice to our Corporate Secretary, Mr. Henry W. Busch, Jr., Home Bancorp, Inc., 503 Kaliste Saloom Road, Lafayette, Louisiana 70508, stating that you would like to revoke your proxy.

•	Second, you may complete and submit a new proxy form. Any earlier proxies will be revoked automatically.

•	Third, you may attend the Annual Meeting and vote in person. Any earlier proxy will be revoked. However, attending the Annual Meeting without voting in person will not revoke your proxy.

If your shares are held in “street” name and you have instructed a broker or other nominee to vote your shares, you must follow directions from your broker or other nominee to change your vote.

If my shares are held in “street name” by my broker, could my broker automatically vote my shares for me?

Your broker may not vote on the election of directors, the non-binding resolution to approve the compensation of our named executive officers or the advisory vote on the frequency of future non-binding votes on the compensation of our named executive officers if you do not furnish instructions for such proposal. You should use the voting instruction card provided by the institution that holds your shares to instruct your broker to vote your shares or else your shares will be considered “broker non-votes.”

Broker non-votes are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, the proposal to elect directors is not an item on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Your broker may vote in its discretion on the ratification of the appointment of our independent registered public accounting firm if you do not furnish instructions.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of votes that all shareholders are entitled to cast on a particular matter will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

What are the Board of Directors’ recommendations?

The recommendations of the Board of Directors are set forth under the description of each proposal in this proxy statement. In summary, the Board of Directors recommends that you vote FOR the nominees for director described herein, FOR the non-binding resolution to approve the compensation of our named executive officers, FOR three years on the advisory vote on the frequency of future non-binding votes on the compensation of our named executive officers, and FOR ratification of Porter Keadle Moore, LLP as our independent registered public accounting firm for the year ending December 31, 2011.

The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with your instructions contained in the proxy. If no contrary instructions are given, each proxy signed and received will be voted in the manner recommended by the Board of Directors and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment of the Annual Meeting and will not be used for any other meeting.

What vote is required to approve each item?

The election of directors will be determined by a plurality of the votes cast at the Annual Meeting. The three nominees for director receiving the most “for” votes will be elected. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval of the non-binding resolution to approve the compensation of our named executive officers and approval of the proposal to ratify the appointment of Porter Keadle Moore, LLP for 2011. The option (either every three years, every two years or every year) on the advisory vote regarding the frequency of future non-binding votes receiving the greatest number of votes cast will be the frequency that shareholders approve. Abstentions are considered in determining the presence of a quorum, but will not affect the vote required on the proposals to be considered at the Annual Meeting.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, CONTINUING

DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors (Proposal One)

Our Articles of Incorporation provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The directors are elected by our shareholders for staggered terms and until their successors are elected and qualified. No director is related to any other director or executive officer by first cousin or closer.

At this Annual Meeting, you will be asked to elect one class of directors, consisting of three directors, for a three-year term expiring in 2014 and until their successors are elected and qualified. Shareholders of Home Bancorp are not permitted to use cumulative voting for the election of directors. Our Board of Directors, by unanimous action of all of its independent directors, nominated Messrs. John W. Bordelon, Paul J. Blanchet, III, and Marc W. Judice to a three-year term expiring in 2014. All of the Company’s current directors have served as directors of the Company since its organization in May 2008, and all of such directors also serve as directors of Home Bank, the Company’s wholly owned subsidiary. Mr. Lester J. Dailey originally was elected to the Board of Directors of the Bank pursuant to the terms of a merger agreement whereby the Bank acquired Crowley Building and Loan Association in 2006. Consistent with the Company’s Bylaws, Mr. Dailey, who is 72 years old, is expected to retire as a director as of the Annual Meeting.

Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by our Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

The following tables present information concerning the nominees for director and each director whose term continues, all of whom also serve as directors of Home Bank. Ages are reflected as of March 17, 2011. Where applicable, service as a director includes service as a director of Home Bank.

Nominees for Director for a Three-Year Term Expiring in 2014

Name	Age	Principal Occupation During the Past Five Years/Public Directorships	Director of the Bank Since
John W. Bordelon	55	Director, President and Chief Executive Officer of Home Bank since 1993. Previously served in various management and other positions since joining the Bank in 1981. As President and Chief Executive Officer, Mr. Bordelon brings to the board his extensive knowledge of Home Bank’s operations gained from his more than 30 years of banking experience.	1990

Paul J. Blanchet, III	56	Director. Partner in Broussard Poche Lewis & Breaux, LLP, a public accounting firm located in Lafayette, Louisiana. As a certified public accountant, Mr. Blanchet brings to the board 33 years of experience in accounting and finance as well as in advising small to mid-sized businesses operating in southern Louisiana.	2002

Marc W. Judice	64	Director. President of Judice & Adley, PLC, a law firm located in Lafayette, Louisiana. Mr. Judice has more than 30 years of litigation experience in southern Louisiana, has been listed in Louisiana Super Lawyers (2007 inaugural edition through 2010) and, among other honors, is listed in the Bar Register of Prominent Lawyers.	1996

The Board of Directors recommends that you vote FOR election of the nominees for director.

Members of the Board of Directors Continuing in Office

Directors Whose Term Expires in 2012

Name	Age	Principal Occupation During the Past Five Years/Public Directorships	Director of the Bank Since
Henry W. Busch, Jr.	70	Director and Secretary. President of Mike Baker Brick of Lafayette, Louisiana. Mr. Busch brings to the board his more than 48 years of experience as a small businessman in Lafayette, Louisiana.	1993

Lester J. Dailey	72	Director and First Vice President of Home Bank since July 2006. Former Vice President and Chief Executive Officer of Crowley Building & Loan Association, Crowley, Louisiana from 1980 through June 2006.	2006

John A. Hendry	61	Director. Pediatric Dentist in Lafayette, Louisiana. Through his professional practice and affiliations, Dr. Hendry has gained extensive contacts in the local business community.	2000

Directors Whose Term Expires in 2013

Name	Age	Principal Occupation During the Past Five Years/Public Directorships	Director of the Bank Since
Michael P. Maraist	63	Chairman of the Board. Owner and Chief Financial Officer of Timco Services Inc., a provider of oilfield tools and services located in Lafayette, Louisiana. In addition to 10 years of prior banking experience, Mr. Maraist brings more than 30 years of entrepreneurial and business experience from his management efforts at a successful oilfield tools and services business headquartered in Lafayette, Louisiana.	2004

Richard J. Bourgeois	64	Director. Physician and surgeon, Lafayette, Louisiana. As a practicing physician in Lafayette, Dr. Bourgeois has developed extensive contacts in the local business community. Dr. Bourgeois also serves as Chairman of the Board of Lafayette General Surgical Hospital, Chairman of Lafayette Investment Group and Managing Member of Label B Real Estate Investments.	1994

Board Leadership Structure and the Board’s Role in Risk Oversight

Mr. John W. Bordelon serves as our President and Chief Executive Officer and Mr. Michael P. Maraist serves as Chairman of the Board. The Board of Directors has determined that separation of the offices of Chairman of the Board and President may enhance board independence and oversight. Further, the separation of the Chairman of the Board permits the President and Chief Executive Officer to better focus on his responsibilities on managing the daily operations of the Company, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman to lead the Board of Directors in its fundamental role of providing independent oversight and advice to management. The Chairman also serves as a liaison between the Board of Directors and executive management. Mr. Maraist is an independent director under the rules of the Nasdaq Stock Market.

Risk is inherent with every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of the risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to ensure that the risk management processes designed and implemented by management are adequate and functioning as designed. In this regard, the Chairman of the Board meets regularly with management to discuss strategy and various risks facing the Company.

Members of executive management regularly attend meetings of the Board of Directors and address any questions or concerns raised by the board on risk management or other matters. The Board’s risk oversight function is carried out through, among other factors, its review and approval of various policies and procedures, such as the Bank’s lending and investment policies, ratification or approval of loans exceeding certain thresholds, and regular review of risk elements such as interest rate risk exposure, liquidity and problem assets.

Stock Ownership Guidelines

To further align management’s interests with those of shareholders, the Company expects directors and our President and Chief Executive Officer to establish and maintain a significant level of stock ownership. In 2011, the Company’s Board of Directors established stock ownership guidelines for our non-employee directors and President and Chief Executive Officer. Under such guidelines, our non-employee directors are expected to own shares of our common stock with a value of not less than four times their annual retainer and our President and Chief Executive Officer is expected to own shares with a value of not less than four times his annual salary. All of our current non-employee directors and our President and Chief Executive Officer satisfy the stock ownership guidelines. In the future, new non-employee directors and any new President and Chief Executive Officer will be expected to satisfy the Company’s stock ownership guidelines within a reasonable period of time.

Compensation Policies and Practices as They Relate to Risk Management

The Compensation Committee of the Board of Directors has reviewed the Company’s policies and practices applicable to employees, including the Company’s benefit plans, arrangements and agreements, and does not believe that they are reasonably likely to have a material adverse effect on the Company. The Committee does not believe the Company’s policies and practices encourage officers or employees to take unnecessary or excessive risks or behavior focused on short-term results rather than the creation of long-term value.

Executive Officers Who Are Not Directors

Darren E. Guidry. Age 48. Mr. Guidry has served as an Executive Vice President and Chief Lending Officer for the Bank since 1993.

Scott T. Sutton. Age 57. Mr. Sutton joined the Bank in August 2008 as Executive Vice President and Chief Operations Officer. Previously, Mr. Sutton served as Senior Vice President of Operations of Teche Federal Bank since August 1999, and prior thereto, as Senior Vice President of IberiaBank.

Joseph B. Zanco. Age 41. Mr. Zanco joined the Bank in April 2008 as Executive Vice President and Chief Financial Officer. Previously, Mr. Zanco served as Controller at IberiaBank Corporation since May 2003 and, prior thereto, as Internal Audit Manager at IberiaBank.

In accordance with Home Bancorp’s Bylaws, our executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

Director Compensation

Directors of Home Bancorp are not compensated separately by Home Bancorp. The directors also serve as directors of Home Bank and are compensated by Home Bank for such service.

The Bank’s directors currently receive an annual retainer of $14,000 plus $500 per Board meeting attended and $350 per Committee meeting attended.

The table below summarizes the total compensation paid to the Bank’s directors for the fiscal year ended December 31, 2010, except for Mr. Bordelon who is in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation		Total(1)

Michael P. Maraist	$33,446	$—	$—	$—		$33,446
Paul J. Blanchet, III	28,696	—	—	—		28,696
Richard J. Bourgeois	34,296	—	—	—		34,296
Henry W. Busch, Jr.	29,946	—	—	—		29,946
Lester J. Dailey	20,996	—	—	86,866	(2)	107,862
John A. Hendry	26,296	—	—	—		26,296
Marc W. Judice	29,046	—	—	—		29,046

(1)

At December 31, 2010, each non-employee director held 14,280 unvested stock awards under our 2009 Recognition and Retention Plan and outstanding options covering 44,630 shares under our 2009 Stock Option Plan.

(2)

Includes salary of $75,000, employer contributions under the Home Bank Profit Sharing 401(k) Plan, shares allocated under the Company’s Employee Stock Ownership Plan (the “ESOP”) and automobile expense. Mr. Dailey previously served as Vice President and Chief Executive Officer of Crowley Building and Loan Association. At the time of the Bank’s acquisition of the association in June 2006, it entered into an employment agreement with Mr. Dailey. The employment agreement, as amended and restated, provides that Mr. Dailey will serve as the Bank’s Business Development Officer for Crowley. The agreement also provides for a minimum base salary of $75,000 and has a term ending on the earlier of the Company’s 2011 Annual Meeting of Shareholders or December 22, 2011.

Committees and Meetings of the Board of Directors

During the year ended December 31, 2010, the Board of Directors of Home Bancorp, met 13 times. No director of Home Bancorp attended fewer than 75% of the aggregate of the total number of Board meetings held during the period for which he has served as a director and the total number of meetings held by all committees of the Board on which he served. A majority of our directors are independent directors as defined in the Nasdaq listing standards. The Board of Directors has determined that Messrs. Blanchet, Bourgeois, Busch, Hendry, Judice and Maraist are independent directors. Members of the Board also serve on committees of Home Bank.

Membership on Certain Board Committees. The Board of Directors of Home Bancorp has established an Audit Committee and a Compensation Committee. The following table sets forth the membership of such committees as of the date of this proxy statement.

Name	Audit Committee	Compensation Committee
John W. Bordelon
Paul J. Blanchet, III	**	*
Richard J. Bourgeois
Henry W. Busch, Jr.
Lester J. Dailey
John A. Hendry	*	*
Marc W. Judice	*	*
Michael P. Maraist		**

**	Chairman.

Audit Committee. The Audit Committee reviews with management and our independent registered public accounting firm Home Bancorp’s internal control over financial reporting, reviews our annual financial statements, including the Form 10-K and monitors Home Bancorp’s adherence to generally accepted accounting principles in our accounting and financial reporting. The Audit Committee is currently comprised of three directors, all of whom are independent directors as defined in the Nasdaq’s listing standards. Mr. Blanchet, a certified public accountant and partner in the accounting firm of Broussard Poche Lewis & Breaux LLP, has been designated as our Audit Committee Financial Expert by the Board of Directors. The Audit Committee of Home Bancorp met 17 times in 2010. The committee’s charter is available on our website at www.home24bank.com under the About Us/Investor Relations heading.

Compensation Committee. It is the responsibility of the Compensation Committee of Home Bancorp to set the compensation of Home Bancorp’s Chief Executive Officer and Chief Financial Officer as well as the other named executive officers. The Compensation Committee of Home Bancorp met two times in 2010. Each of the current members of the Compensation Committee is an independent director as defined in the Nasdaq listing standards.

Directors’ Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board of Directors at Annual Meetings of shareholders, we expect that our directors will attend. All of our directors attended our Annual Meeting of Shareholders held in May 2010.

Director Nominations

The Company does not have a Nominating Committee of the Board of Directors. Instead, nominations are made by a majority of the Board’s independent directors. The Board of Directors considers various criteria when selecting individuals for nomination including: ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the U.S. Securities and Exchange Commission (the “SEC”)), local or community ties, minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The Board also may consider the extent to which the candidate would fill a present need on the Board of Directors. The Board of Directors will also consider candidates for director suggested by our management or shareholders. Any shareholder wishing to make a nomination must follow our procedures for shareholder nominations, which are described under “Shareholder Proposals, Nominations and Communications with the Board of Directors” at page 25.

Code of Conduct and Ethics

Home Bancorp maintains a comprehensive Code of Conduct and Ethics which requires that our directors, officers and employees avoid conflicts of interest; maintain the confidentiality of information relating to Home Bancorp and its customers; engage in transactions in the common stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Conduct and Ethics; and comply with other requirements which are intended to ensure that they conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of Home Bancorp. Our Code of Conduct and Ethics specifically imposes standards of conduct on our Chief Executive Officer, Chief Financial Officer and other persons with financial reporting responsibilities who are identified in regulations issued by the SEC dealing with corporate codes of conduct.

Our directors, officers and employees are required to affirm in writing that they have reviewed and understand the Code of Conduct and Ethics. A copy of our Code of Conduct and Ethics is available on our website at www.home24bank.com under the About Us/Investor Relations heading. In accordance with the listing requirements of the Nasdaq Stock Market, we will disclose on the SEC’s Form 8-K, any waivers to this Code of Conduct and Ethics with respect to any of our directors or executive officers.

MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. Our Compensation Committee has the responsibility for establishing and reviewing our compensation philosophy and objectives. In this role, the Compensation Committee has sought to design a compensation structure that attracts and retains qualified and experienced officers and, at the same time, is reasonable and competitive. Our compensation has consisted primarily of cash compensation, salary and bonuses, stock-based benefit plans and retirement benefits.

Role of Executive Officers and Management. The President and Chief Executive Officer provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design and the general guidelines for employee compensation. These recommendations are then considered by the Compensation Committee. The President and Chief Executive Officer generally attends Compensation Committee meetings but is not present for any discussion of his own compensation.

Periodically, the Company retains an independent benefits consulting firm to review its compensation structure. During 2011, the Company retained Pearl Meyer & Partners. Pearl Meyer & Partners reviewed our compensation practices and compared them with compensation practices, including salary, bonus and supplemental executive retirement plans, for approximately 24 regional banks and thrift institutions. Pearl Meyer & Partners also assisted the Compensation Committee in evaluating the cash bonus program described below. The Compensation Committee considered Pearl Meyer & Partners’ review of compensation levels in establishing the compensation amounts for the Company’s named executive officers in 2011.

Elements of Executive Compensation. When setting the compensation of our executive officers, the Compensation Committee generally targets compensation at the median of our peer group. The compensation we provide to our executive officers and other employees primarily consists of the following:

•	annual base salary;

•	annual cash bonuses which are discretionary;

•	stock-based benefit plans, consisting of our ESOP, stock option plan and recognition and retention plan;

•	retirement benefits; and

•	perquisites and other personal benefits.

Base Salary. We provide named executive officers and other employees with a base salary to compensate them for services rendered during the year. Base salary ranges for named executive officers are determined for each employee based on his or her position and responsibility, performance and compensation levels paid by our peers to executives in similar positions. Merit increases normally take effect in April of each year.

During its review of base salaries for executives, the Compensation Committee primarily considers:

•	market data;

•	internal review of the executive’s compensation, both individually and relative to other officers;

•	individual performance of the executive;

•	qualifications and experience of the officer; and

•	the financial condition and results of operations of the Company.

Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Cash Bonuses. In addition to base salary, we have established incentive plans for many executives of the Company. The amount of these cash bonuses typically has a stated target based upon reaching desired goals and a predetermined range above and below the target for fluctuations in employee and company performance. The Compensation Committee has determined that such bonuses were appropriate in light of bonuses paid to officers with the same position at comparable institutions, as reported in publicly available salary surveys. The committee has developed specific individual or company performance targets as a measure to determine bonus amounts for each participant. All cash bonuses of the executive officers and all bonus plan designs are evaluated by the Compensation Committee and are ratified by the Board of Directors. In its evaluation, the Compensation Committee seeks to ensure that bonus plans align with the Company’s goals, and risks associated with the plans are effectively mitigated. For 2010, the bonuses to Messrs. Bordelon, Zanco, Guidry, and Sutton were $71,099, $41,979, $38,572, and $38,080 respectively, and were determined based upon consideration of the matrix shown below.

Name	Components	Weight	Threshold	Target	Maximum
John W. Bordelon	Return on average assets	50%	0.60%	0.70%	0.81%
	Strategic objectives	10%	Below	Meets	Above
	Efficiency ratio	20%	84.58%	73.55%	62.52%
	Core deposit growth	20%	11.90%	14.00%	16.10%
	Bonus as a percentage of base salary		—	30%	50%

Darren E. Guidry	Return on average assets	30%	0.60%	0.70%	0.81%
	Efficiency ratio	10%	84.58%	73.55%	62.52%
	Core deposit growth	20%	11.90%	14.00%	16.10%
	Commercial loan portfolio growth	15%	10.40%	18.50%	21.28%
	Strategic Objectives	10%	Below Average	Average	Above Average
	Mortgage loan profitability	15%	0.85%	1.0%	1.15%
	Bonus as a percentage of base salary		—	25%	40%

Joseph B. Zanco	Return on average assets	40%	0.60%	0.70%	0.81%
	Efficiency ratio	20%	84.58%	73.55%	62.52%
	Core deposit growth	10%	11.90%	14.00%	16.10%
	Strategic Objectives	30%	Below Average	Average	Above Average
	Bonus as a percentage of base salary		—	25%	40%

Scott T. Sutton	Return on average assets	30%	0.60%	0.70%	0.81%
	Efficiency ratio	20%	84.58%	73.55%	62.52%
	Core deposit growth	10%	11.90%	14.00%	16.10%
	Supervision-HR, IT, Ops, Marketing	15%	3.50%	4.00%	4.50%
	Strategic Objectives	25%	Below Average	Average	Above Average
	Bonus as a percentage of base salary		—	25%	40%

Bonus payments are also subject to the Company’s satisfaction of the Office of Thrift Supervision examination and audit standards as well as consideration of subjective individual performance evaluations.

Equity Compensation. In 2009, we adopted our stock option plan and our recognition and retention plan, which is a restricted stock plan, in order to more closely align the interests of our directors and executive officers with our shareholders. Our named executive officers, Messrs. Bordelon, Guidry, Sutton and Zanco, received awards from the Compensation Committee under those plans in May 2009 which are vesting at a rate of 20% per year over five years. Once options become vested under our 2009 Stock Option Plan or awards become vested under our 2009 Recognition and Retention Plan, no additional holding period is imposed on award recipients. While no additional awards of stock options or restricted stock were made to our named executive officers in 2010, the Compensation Committee considered the value of the portion of such awards made in 2009 which became vested in 2010 when assessing the overall compensation paid to our named executive officers in 2010. In addition to the benefits provided by our stock option plan and our recognition and retention plan, in connection with our mutual-to-stock conversion we implemented an employee stock ownership plan. Through our employee stock ownership plan, as well as our 401(k) plan, we provide all of our employees, including our named executive officers, with tax-qualified retirement benefits.

Other Elements of Executive Compensation. In addition to salary and bonus and awards under our 2009 Stock Option Plan and 2009 Recognition and Retention Plan, we provide our named executive officers with certain compensation and benefits as described below.

•

Employment Agreements. In June 2009, Home Bank entered into employment agreements with each of our named executive officers. In addition, Home Bancorp entered into an employment agreement with Mr. Bordelon. Given the increased demands placed upon management of a public company compared to a mutual institution as well as the market risks that accompany public ownership, the Compensation Committee believed it was appropriate to enter into the employment agreements. For additional information, see “Employment Agreements.”

•

Retirement and Other Benefits. We also provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through the Home Bank Profit Sharing 401(k) Plan (the “401(k) Plan”). All employees who meet the age and service requirements participate in the 401(k) Plan on a non-discriminatory basis. We provide a 401(k) match to employee contributions, up to specified amounts.

•

The Company implemented an employee stock ownership plan (“ESOP”), a tax-qualified plan which purchased 8.0% of the stock in the Company’s initial public stock offering. This plan provides all of our employees who meet the age and service requirements with a stake in the future performance of our common stock. The ESOP is an equity based plan available to all employees who meet the minimum age and service requirements.

•

We also offer various fringe benefits to all of our employees, including our named executive officers, including group policies for medical insurance, life insurance and long term disability. We provide individual and family coverage to employees, with the employee being responsible for a fixed premium, under our self-funded plan. We also provide all of our employees with life and long term disability insurance at no cost to the employee. Our President and Chief Executive Officer is provided an automobile and is charged on his W-2 for the personal mileage. The Chief Lending Officer and Chief Operating Officer receive a monthly auto allowance. We pay club dues for the Chief Executive Officer and Chief Lending Officer. The Chief Executive Officer has three club memberships for meetings with customers. The Chief Lending Officer has two club memberships for meetings with customers. The Compensation Committee believes such benefits are appropriate and assist such officers in fulfilling their employment obligations.

Clawback Policy

In 2011, the Company’s Board of Directors instituted a new “clawback” policy with respect to incentive compensation. The clawback policy mitigates the risks associated with the Company’s compensation policies, because certain executive employees will be required to repay compensation in the circumstances identified in the policy. The clawback policy provides that our Board of Directors will seek recoupment of incentive based compensation paid or granted to our named executive officers in the event of a material restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under Federal securities laws. If the Company is required to prepare an accounting restatement, the policy requires the board to seek to recover amounts of incentive compensation erroneously paid (that is, the excess of what amounts would have been paid to the executive under the restated financial statements) to the named executive officers during the three years preceding such restatement. The Board of Directors will reevaluate and, if necessary, revise the Company’s clawback policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the clawback requirements have been finalized by the SEC.

Additional Components of Executive Compensation.

In August 2007, we entered into a salary continuation plan with our President and Chief Executive Officer which will provide supplemental retirement benefits equal to $180,000 per year for 10 years upon retirement at normal retirement age or upon death, disability or termination in connection with or following a change in control. The salary and continuation plan was deemed appropriate by the Compensation Committee in light of Mr. Bordelon’s years of service as an executive officer and as incentive to retain his services until retirement. We also entered into a salary continuation plan with our Chief Lending Officer, which will provide supplemental retirement benefits equal to $75,000 per year for 10 years upon his retirement at age 62. The salary continuation plan entered into with Mr. Guidry was deemed appropriate as an incentive to maintain his continued services until retirement. The Compensation Committee may consider additional plans of this type for any new executive officers of the Company. These salary continuation plans are described in more detail on page 15 under “Salary Continuation Agreements”.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our Chief Executive Officer, Chief Financial Officer, and any other executive officer whose compensation exceeded $100,000 (which we refer to as the “named executive officers”) for the fiscal years ended December 31, 2010, 2009 and 2008. All cash compensation has been paid by Home Bank. Home Bancorp, Inc., the holding company for Home Bank, has not paid separate cash compensation to our executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total

John W. Bordelon	2010	$222,000	$71,099	$—	$—	$52,931	$76,728	$422,758
President and Chief Executive Officer	2009	215,000	66,213	818,675	641,377	49,855	73,473	1,864,593
	2008	215,000	40,169	—	—	46,959	67,667	369,795

Darren E. Guidry	2010	142,900	38,572	—	—	12,122	36,376	229,970
Executive Vice President and Chief Lending Officer	2009	138,000	35,064	314,875	186,990	11,418	38,791	725,138
	2008	137,000	23,670	—	—	10,754	36,788	208,212

Scott T. Sutton(4)	2010	143,625	38,080	—	—	—	31,072	212,777
Executive Vice President and Chief Operations Officer	2009	140,000	35,571	194,650	186,990	—	22,132	579,343

Joseph B. Zanco(5)	2010	148,920	41,979	—	—	—	30,210	221,109
Executive Vice President and Chief Financial Officer	2009	146,000	45,409	194,650	186,990	—	26,647	599,696
	2008	99,018	37,079	—	—	—	5,006	141,103

(1)	Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718.
(2)	Reflects the increase in the actuarial present values of the salary continuation plans for Messrs. Bordelon and Guidry.
(3)

For 2010, includes employer contributions under the Home Bank 401(k) Profit Sharing Plan in the amount of $9,800, $7,651, $7,481 and $7,449 for Messrs. Bordelon, Guidry, Sutton and Zanco, contributions to the Company’s ESOP in the amount of $18,930, $14,778, $14,451 and $14,389 to the accounts of Messrs. Bordelon, Guidry, Sutton and Zanco, respectively, as well as payments for unused vacation, life insurance premiums and costs of cellular phones; includes automobile expense for Messrs. Bordelon, Guidry and Sutton; also includes for Messrs. Bordelon and Guidry, club dues and for Mr. Bordelon, director’s fees of $20,996 and the payment of premiums for long term disability insurance.

(4)	Mr. Sutton joined the Company and the Bank in August 2008.
(5)	Mr. Zanco became Executive Vice President and Chief Financial Officer in April 2008.

Equity Compensation Plans

During 2010, no equity awards were granted to the named executive officers under our 2009 Recognition and Retention Plan or 2009 Stock Option Plan.

Outstanding Equity Awards at Fiscal Year-End. The table below sets forth outstanding equity awards at December 31, 2010 to our named executive officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options(1)		Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)
Name	Unexercisable	Exercisable
John W. Bordelon	137,200	34,300	$11.45	5/12/2019	57,200	$790,504
Darren E. Guidry	40,000	10,000	11.45	5/12/2019	22,000	304,040
Scott T. Sutton	40,000	10,000	11.45	5/12/2019	13,600	187,952
Joseph B. Zanco	40,000	10,000	11.45	5/12/2019	13,600	187,952

(1)	Options vest at a rate of 20% per year commencing on the first anniversary of the date of grant, or May 12, 2010.
(2)	Market value is calculated based on the closing price of $13.82 on December 31, 2010.

Option Exercises and Stock Vested. Initial grants of awards under our 2009 Recognition and Retention Plan and 2009 Stock Option Plan were made in May 2009. All of such awards under both plans begin vesting in May 2010. None of our executive officers exercised any stock options during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
John W. Bordelon	—	$—	14,300	$198,484
Darren E. Guidry	—	—	5,500	76,340
Scott T. Sutton	—	—	3,400	47,192
Joseph B. Zanco	—	—	3,400	47,192

(1)	Market value is calculated based on the closing price of $13.88 on May 12, 2010.

Benefit Plans

Salary Continuation Agreements. Effective August 1, 2007, the Bank entered into a salary continuation agreement with its President and Chief Executive Officer, John W. Bordelon. The agreement provides that Mr. Bordelon will receive an annual retirement benefit for a period of 10 years, with the annual benefit equal to $180,000 if he retires at age 62 and increasing each additional year he remains employed until the annual benefit reaches $214,000 if he retires after age 65. The retirement benefits vest over a period of 10 years, with 50% of the benefit vesting in 2007. In the event of early retirement, the Bank will pay Mr. Bordelon his vested benefits in 120 equal monthly installments upon his attaining age 62. If Mr. Bordelon dies while still employed, the Bank will pay Mr. Bordelon’s beneficiary an annual benefit of $360,000 each year for five years, payable in monthly installments.

If Mr. Bordelon has a separation from service within 24 months following a change in control but prior to reaching age 62, the Bank shall pay him $180,000 per year in 120 equal monthly installments, beginning the earlier of 24 months after separation from service or age 62. If the separation from service occurs more than 24 months following a change in control, the annual benefit shall be distributed beginning at age 62.

A nonqualified salary continuation agreement was also entered into with Darren E. Guidry, effective August 1, 2007. Mr. Guidry’s agreement provides for a retirement benefit of $75,000 per year if he remains employed until age 65, payable in equal monthly installments for a period of ten years. His retirement benefits vest over a period of 12 years, commencing August 1, 2008. In the event of early retirement, the Bank will pay Mr. Guidry his vested benefits in 120 equal monthly installments upon his attaining age 65. If Mr. Guidry dies while still employed, the Bank will pay his beneficiary an annual benefit of $75,000 each year for 10 years, payable in monthly installments. If Mr. Guidry has a separation from service within 24 months following a change in control but prior to reaching age 65, the Bank shall pay him the vested portion of his annual benefit in a lump sum on the first day of the month following the separation from service. In each case, benefits are subject to a six-month delay to the extent required by the Internal Revenue Code.

The table below shows the present value of accumulated benefits payable to Messrs. Bordelon and Guidry under the salary continuation agreements. The salary continuation agreements do not include any provision regarding years of credited service.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
John W. Bordelon	Salary Continuation Plan	n/a	$911,107	$—
Darren E. Guidry	Salary Continuation Plan	n/a	$208,656	$—

(1)

Reflects the actuarial present value as of December 31, 2010, assuming normal retirement age (62 for Mr. Bordelon and 65 for Mr. Guidry). A discount rate of 6% was assumed in calculating the present value.

Employment Agreements

In March 2011, the Company amended and restated its employment agreement with John W. Bordelon, the Company’s President and Chief Executive Officer, and the Bank amended and restated its employment agreements with Mr. Bordelon and Darren E. Guidry, Executive Vice President and Chief Lending Officer, Scott T. Sutton, Executive Vice President and Chief Operations Officer, and Joseph B. Zanco, Executive Vice President and Chief Financial Officer. The employment agreements with Mr. Bordelon have a term expiring on June 22, 2014, and the terms of the employment agreements with the other executive officers have a term expiring on June 22, 2013. At least annually, the Board of Directors of the Company and Home Bank will consider whether to renew and extend the term of the agreements. Any such renewals or extensions of the agreements will be reflected in an amendment or supplement to such agreement.

The employment agreements between the Bank and the named executive officers are terminable with or without cause by the Bank. The employment agreements provide that in the event of a termination of employment by the Bank other than due to cause, disability, death, retirement or in connection with a change in control of the Company or the Bank or in the event of a voluntary termination by the officer for “good reason” (which includes a change in the officer’s position, salary or duties without his consent), each officer would be entitled to (1) an amount of cash severance which is equal to one times (three times in the case of Mr. Bordelon) the amount of his base salary as of the date of termination and (2) continued participation in certain employee benefit plans of Bank, including medical and dental plans, until the earlier of 12 months (36 months in the case of Mr. Bordelon) or the date the executive receives substantially similar benefits from full-time employment with another employer. In the event of termination of employment concurrently with or following a change in control of the Company or the Bank, including a voluntary termination by the officer for good reason, as defined, each officer would be entitled to (1) an amount of cash severance which is equal to two times (three times in the case of Mr. Bordelon) the sum of his base salary as of the date of termination plus his prior year’s bonus and (2) continued participation in certain employee benefit plans, including medical and dental plans, until the earlier of 24 months (36 months in the case of Mr. Bordelon) or the date the officer receives substantially similar benefits from another employer upon his full-time employment. In the event an officer’s employment is terminated due to cause, death, disability or retirement, he will have no rights under the employment agreements to any compensation or benefits following the date of termination. The employment agreements with the Bank provide that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by the Bank for federal income tax purposes.

In addition to the employment agreement between the Bank and Mr. Bordelon, the Company has also entered into an employment agreement with Mr. Bordelon which is on terms substantially similar to his agreement with the Bank, except as described below. With respect to any change in control, as defined, occurring after June 22, 2014, if any payments to be made under Mr. Bordelon’s employment agreement with the Company would be deemed to constitute “parachute payments”, the payments and benefits to be received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by the Company for federal income tax purposes. If the parachute payments are not more than 105% of the amount equal to three times the executive’s base amount, the severance benefits payable by the Company will be reduced so they do not constitute “parachute payments” under Section 280G of the Code. The agreement between the Company and Mr. Bordelon provides that, with respect to any Change in Control, as defined, occurring on or before June 22, 2014, if the parachute amounts associated with the severance and other benefits payable to Mr. Bordelon exceed 105% of three times Mr. Bordelon’s “base amount” as defined in Section 280G of the Code, then the Company shall reimburse Mr. Bordelon for any resulting excise taxes payable by him, plus such additional amount as may be necessary to compensate him for the payment of federal and state income, excise and other employment-related taxes on such reimbursement in order to place Mr. Bordelon in the same after-tax position he would have been if the excise tax had not been imposed. Under the employment agreements, Mr. Bordelon’s compensation, benefits and expenses will be paid by the Company and the Bank in the same proportion as the time and services actually expended by Mr. Bordelon on behalf of each company.

Potential Payments Upon Termination of Employment or Change in Control

The following table describes the potential payments to John W. Bordelon, President and Chief Executive Officer, upon an assumed termination of employment or a change in control as of December 31, 2010.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement

Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$666,000	$864,639	$—	$—
ESOP allocations (c)	—	—	—	89,064	—	—
Medical benefits (d)	—	—	19,841	19,841	—	—
Other welfare benefits (e)	—	—	17,496	17,496	—	—
Additional salary continuation agreement benefits (f)	—	—	—	630,687	41,944	—
§280G tax gross-up (g)	—	—	—	691,202	—	—

Equity awards: (h)
Unvested stock options (i)	—	—	—	325,166	325,166	—
Unvested restricted stock awards (j)	—	—	—	790,504	790,504	—

Total payments and benefits (k)	$—	$—	$703,337	$3,428,599	$1,157,614	$—

(Footnotes follow the table on page 17)

The following table describes the potential payments to Darren E. Guidry, Executive Vice President and Chief Lending Officer, upon an assumed termination of employment or a change in control as of December 31, 2010.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement

Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$142,900	$355,928	$—	$—
ESOP allocations (c)	—	—	—	62,815	—	—
Medical benefits (d)	—	—	5,994	12,588	—	—
Other welfare benefits (e)	—	—	1,418	2,978	—	—
Additional salary continuation agreement benefits (f)	—	—	—	29,756	—	—
§280G tax cutback (g)	—	—	—	(86,726)	—	—

Equity awards: (h)
Unvested stock options (i)	—	—	—	94,802	94,802	—
Unvested restricted stock awards (j)	—	—	—	304,040	304,040	—

Total payments and benefits (k)	$—	$—	$150,312	$776,181	$398,842	$—

The following table describes the potential payments to Scott T. Sutton, Executive Vice President and Chief Operating Officer, upon an assumed termination of employment or a change in control as of December 31, 2010.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement

Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$143,625	$358,392	$—	$—
ESOP allocations (c)	—	—	—	39,701	—	—
Medical benefits (d)	—	—	2,739	5,753	—	—
Other welfare benefits (e)	—	—	1,425	2,993	—	—
Additional salary continuation agreement benefits (f)	—	—	—	—	—	—
§280G tax cutback (g)	—	—	—	—	—	—

Equity awards: (h)
Unvested stock options (i)	—	—	—	94,802	94,802	—
Unvested restricted stock awards (j)	—	—	—	187,952	187,952	—

Total payments and benefits (k)	$—	$—	$147,789	$689,593	$282,754	$—

(Footnotes begin on following page)

The following table describes the potential payments to Joseph B. Zanco, Executive Vice President and Chief Financial Officer, upon an assumed termination of employment or a change in control as of December 31, 2010.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (l)	Retirement

Severance payments and benefits: (a)
Cash severance (b)	$—	$—	$148,920	$388,658	$—	$—
ESOP allocations (c)	—	—	—	56,302	—	—
Medical benefits (d)	—	—	5,994	12,588	—	—
Other welfare benefits (e)	—	—	1,478	3,103	—	—
Additional salary continuation agreement benefits (f)	—	—	—	—	—	—
§280G tax cutback (g)	—	—	—	—	—	—

Equity awards: (h)
Unvested stock options (i)	—	—	—	94,802	94,802	—
Unvested restricted stock awards (j)	—	—	—	187,952	187,952	—

Total payments and benefits (k)	$—	$—	$156,392	$743,405	$282,754	$—

(a)

These severance payments and benefits are payable if the executive’s employment is terminated prior to a change in control either (i) by the Bank or the Company for any reason other than cause, disability, retirement or death or (ii) by the executive if the Bank or the Company takes certain adverse actions (a “good reason” termination). The severance payments and benefits are also payable if the executive’s employment is terminated for the reasons set forth above during the term of his employment agreement following a change in control.

(b)

The amounts shown in the involuntary termination column represent a lump sum payment equal to three times Mr. Bordelon’s (one times for Messrs. Guidry, Sutton and Zanco) base salary as of the date of termination. The amounts shown in the change in control column represent a lump sum payment equal to the sum of the executive’s base salary as of the date of termination and the cash bonus earned by the executive for the calendar year preceding the year in which the date of termination occurs, with such sum multiplied by three for Mr. Bordelon and by two for each of Messrs. Guidry, Sutton and Zanco.

(c)

Upon a change in control, the ESOP will be terminated and the unallocated ESOP shares will first be used to repay the outstanding ESOP loan. Any remaining unallocated ESOP shares will then be allocated among ESOP participants on a pro rata basis based on account balances. Based on the December 31, 2010 closing price of $13.82 per share, the value of the remaining unallocated ESOP shares exceeds the remaining principal balance of the loan by approximately $2,100,000. The amounts shown represent each executive’s estimated share of such excess amount.

(d)

The amounts shown in the involuntary termination column represent the estimated cost of providing continued medical coverage to the executive for an assumed additional 36 months for Mr. Bordelon (12 months for Messrs. Guidry, Sutton and Zanco), at no cost to the executives. The amounts shown in the change in control column represent the estimated cost of providing continued medical coverage to the executive for an additional 36 months for Mr. Bordelon (24 months for Messrs. Guidry, Sutton and Zanco), at no cost to the executives. The estimated costs assume the current insurance premiums or costs increase by 10% each year, and the amounts have not been discounted to present value.

(e)

The amounts shown in the involuntary termination column represent the estimated cost of providing continued life, accidental death and long-term disability coverage to the executive for an assumed additional 36 months for Mr. Bordelon (12 months for Messrs. Guidry, Sutton and Zanco), at no cost to the executives. The amounts shown in the change in control column represent the estimated cost of providing continued life, accidental death and long-term disability coverage to the executive for an additional 36 months for Mr. Bordelon (24 months for Messrs. Guidry, Sutton and Zanco), at no cost to the executives. The estimated costs assume the current insurance premiums or costs increase by 10% each year, and the amounts have not been discounted to present value.

(Footnotes continued on following page)

(Footnotes continued from previous page)

(f)

Represents the incremental increase in the present value of the benefits payable under the Company’s salary continuation agreements with Messrs. Bordelon and Guidry. Under the salary continuation agreements, if the employment of Messrs. Bordelon and Guidry had terminated as of December 31, 2010 outside of a change in control for reasons other than death, disability or cause, their vested benefits under the salary termination agreements would provide them with annual benefits payable monthly for 10 years of $117,000 and $4,406, respectively, with the benefits starting after Mr. Bordelon reaches age 62 in 2017 and after Mr. Guidry reaches age 65 in 2027. If Messrs. Bordelon and Guidry remain employed until their respective normal retirement ages of 62 and 65, their normal retirement benefits would be $180,000 per year for Mr. Bordelon and $75,000 per year for Mr. Guidry, in each case payable for 10 years in monthly installments. If the employment of Messrs. Bordelon and Guidry had terminated as of December 31, 2010 in connection with a change in control, Mr. Bordelon would have received a change in control benefit of $180,000 per year for 10 years commencing January 1, 2013, and Mr. Guidry would have received a lump sum change in control benefit of approximately $48,000 in 2010. In the event Mr. Bordelon’s employment had terminated due to disability as of December 31, 2010, his annual retirement benefit would have been approximately $123,750 for 10 years, commencing in 2017. If Mr. Bordelon had died on December 31, 2010, his beneficiary would have received the value of his accrued benefits under his salary continuation agreement in a lump sum in 2010. If Mr. Guidry had died on December 31, 2010, his beneficiary would have received $75,000 per year for 10 years, with the benefits starting in 2010.

(g)

The payments and benefits to Mr. Bordelon in the change in control column are subject to a 20% excise tax to the extent the parachute amounts associated therewith under Section 280G of the Code equal or exceed three times his average taxable income for the five years ended December 31, 2009. His payments exceed this threshold. If a change in control was to occur, the Company believes that the excise tax could be reduced or even eliminated if the timing of the change in control permitted tax planning to be done. However, if the excise tax cannot be avoided and the parachute payments to Mr. Bordelon exceed 105% of three times his average taxable income from the Company and the Bank for the five years preceding the year in which the date of termination occurs, then the Company has agreed in its employment agreement with Mr. Bordelon to pay the 20% excise tax and the additional federal, state and local income taxes and excise taxes on such reimbursement in order to place him in the same after-tax position he would have been in if the excise tax had not been imposed. If the parachute payments to Mr. Bordelon are equal to or are less than 105% of three times his average taxable income from the Company and the Bank for the five years preceding the year in which the date of termination occurs, then such payments and benefits in the event of a change of control will be reduced by the minimum amount necessary so that they do not trigger the 20% excise tax. Payments to Messrs. Guidry, Sutton and Zanco in the event of a change of control will be reduced by the minimum amount necessary so that they do not trigger the 20% excise tax. The amount of the reduction to Mr. Guidry is shown in the table. The payments and benefits to Messrs. Sutton and Zanco do not exceed the executive’s Section 280G threshold and have not been reduced. If the timing of the change in control permitted tax planning to be done, the Company believes that the amount of the cutbacks could be reduced or even eliminated.

(h)

As of December 31, 2010, based on the closing price of $13.82 per share of our common stock, Messrs. Bordelon, Guidry, Sutton and Zanco held vested options with a cash value of approximately $81,300, $23,700, $23,700 and $23,700, respectively.

(i)

Represents the value of the unvested stock options held by Messrs. Bordelon, Guidry, Sutton and Zanco that had an exercise price below the December 31, 2010 closing price of $13.82 per share, based on the difference between the December 31, 2010 closing price and the per share exercise price of the unvested stock options. All unvested stock options will become fully vested upon an executive’s death or disability or upon a change in control.

(j)

Represents the value of the unvested restricted stock awards held by Messrs. Bordelon, Guidry, Sutton and Zanco based on the December 31, 2010 closing price of $13.82 per share. All unvested restricted stock awards will become fully vested upon an executive’s death or disability or upon a change in control.

(k)

Does not include the value of the vested benefits to be paid under our tax-qualified 401(k) plan and ESOP or under our salary continuation agreements. See the Pension Benefits table and the Nonqualified Deferred Compensation table under “Excess Benefit Plan and Supplemental Executive Retirement Plan” above. Also does not include earned but unpaid salary, accrued but unused vacation leave and reimbursable expenses.

(Footnotes continued on following page)

(Footnotes continued from previous page)

(l)

If the employment of Messrs. Bordelon, Guidry, Sutton and Zanco had terminated at December 31, 2010 due to death, the executive’s beneficiaries or estate would have received life insurance proceeds of approximately $1.0 million, $715,000, $718,000, and $745,000, respectively. The group life insurance coverage is based on three times the executive’s base salary, subject to a cap of $500,000. The Company also maintains a split dollar life insurance policy for the executives that pays an additional amount over the group coverage based on five times base salary, up to a combined maximum of $1.0 million. If the employment of Messrs. Bordelon, Guidry, Sutton and Zanco had terminated due to disability, the executives would have received disability benefits of $10,800, $7,100, $7,200, and $7,400, respectively, per month. Disability benefits are provided at the rate of 60% of base salary not to exceed $10,800 per month for Mr. Bordelon, and $7,500 per month for Messrs. Guidry, Sutton and Zanco, until the executive reaches his or her normal retirement age. In addition, each executive’s unvested stock options and unvested restricted stock awards will become fully vested upon death or disability.

Related Party Transactions

Loans and Extensions of Credit. The Bank offers loans to its directors, officers and employees as well as members of their immediate families and others who are considered “related persons” under Item 404 of Regulation S-K of the SEC. Any loans by the Bank to related persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank. These loans did not involve more than the normal risk of collectibility or present other unfavorable features. These loans were performing according to their original terms at December 31, 2010. None of the Bank’s loans to any of its directors, executive officers, any of their immediate family members or to any related persons were non-accrual, past due, restructured or deemed potential problem loans at December 31, 2010.

Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as the Bank, to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

Review, Approval or Ratification of Transactions with Related Persons. Regulations of the Office of Thrift Supervision require that if any director or executive officer has any interest in a matter to be considered by the Bank’s Board of Directors, he or she must fully disclose such interest, refrain from participating in the board’s discussion of the matter and recuse him or herself from voting on the matter. The Bank and its directors and executive officers, adheres to the regulations of the Office of Thrift Supervision in acting upon any matter in which a director or executive officer has a direct or indirect personal interest. Such matters may be approved by the board provided that a majority of the non-interested directors conclude that the transaction is in the best interests of the Bank and consistent with all Federal regulations and the Bank’s policies. The board’s minutes will reflect the interest of the subject director or executive officer and note that he or she did not participate in the discussion of, or vote on, the matter.

Compensation Committee Interlocks and Insider Participation

Messrs. Blanchet, Hendry and Judice and Mr. Maraist, who is Chairman, serve as members of the Compensation Committee. None of the members of the Compensation Committee during 2010 was a current or former officer or employee of Home Bancorp or Home Bank. No member engaged in certain transactions with Home Bancorp or Home Bank required to be disclosed by regulations of the SEC. Additionally, there were no Compensation Committee “interlocks” during 2010, which generally means that no executive officer of Home Bancorp served as a director or member of the Compensation Committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Home Bancorp.

BENEFICIAL OWNERSHIP OF COMMON STOCK

BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 17, 2011, the voting record date, certain information as to the common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (b) the directors of Home Bancorp, (c) certain executive officers of Home Bancorp named in the Summary Compensation Table; and (d) all directors and executive officers of Home Bancorp as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of March 17, 2011(1)		Percent of Common Stock
FVP Master Fund, L.P.	725,060	(2)	9.0%
551 Fifth Avenue, 36th Floor New York, New York 10176

Home Bancorp Employee Stock Ownership Plan Trust	713,932	(3)	8.8
503 Kaliste Saloom Road Lafayette, Louisiana 70508

Wellington Management Company, LLP	510,094	(4)	6.3
75 State Street Boston, Massachusetts 02109

Directors:
Paul J. Blanchet, III	50,702	(5)(6)(7)	*
John W. Bordelon	203,061	(8)	2.5
Richard J. Bourgeois	147,452	(6)(9)	1.8
Henry W. Busch, Jr.	130,702	(6)(10)	1.6
Lester J. Dailey	13,661	(6)(11)	*
John A. Hendry	135,702	(6)(7)(12)	1.7
Marc W. Judice	140,702	(6)(7)(13)	1.7
Michael P. Maraist	160,702	(6)(7)(14)	2.0

Other Executive Officers:
Darren E. Guidry	71,668	(6)(15)	*
Scott T. Sutton	66,738	(6)(16)	*
Joseph B. Zanco	50,724	(6)(17)	*

All Directors and Executive Officers as a Group (11 persons)	1,171,814	(6)	14.5

*	Represents less than 1% of our outstanding common stock.
(1)

Based upon filings made pursuant to the Securities Exchange Act of 1934 and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares and none of the shares are pledged. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding stock options. Shares of common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(Footnotes continued on following page)

(Footnotes continued from previous page)

(2)

FVP Master Fund, L.P., a Cayman Islands exempted limited partnership (“FVP Master Fund”), reports shared voting and dispositive power over 725,060 shares of Common Stock (the FVP Master Fund and the FVP US-Q, LP, a Delaware limited partnership (the “FVP Fund”) are referred to collectively as the “Funds”). Firefly Value Partners, LP, the investment manager of the Funds (“Firefly Partners”), FVP GP, LLC (“FVP GP”), the general partner of the Funds, Firefly Management Company GP, LLC, the general partner of Firefly Partners (“Firefly Management”), and Messrs. Ryan Heslop and Ariel Warszawski, the managing members of FVP GP and Firefly Management, may be deemed to share with the FVP Master Fund voting and dispositive power with respect to the 725,060 shares in the aggregate owned by the FVP Master Fund.

(3)

As of December 31, 2010, 80,125 shares held in the Home Bancorp Employee Stock Ownership Plan (“ESOP”) trust had been allocated to the accounts of participating employees. Amounts held by the plan trustees, Messrs. John W. Bordelon, Joseph B. Zanco, Michael P. Maraist and Henry W. Busch, Jr., reflect shares allocated to their individual accounts in the ESOP, in the case of Messrs. Bordelon, Guidry, Sutton, Zanco and Dailey, and exclude all other shares held in the trust. Under the terms of the ESOP, the plan trustees vote all allocated shares in accordance with the instructions of the participating employees. Any unallocated shares are generally required to be voted by the plan trustee in the same manner that the majority of the allocated shares have voted.

(4)

Wellington Management Company, LLP, an investment adviser, reports shared voting power with respect to 447,178 shares and shared dispositive power with respect to 510,094 shares, and that such shares are owned of record by clients of Wellington Management Company, LLP.

(5)	15,000 shares are held jointly with spouse.
(6)

Includes stock options which have been granted to the director and officers under the Company’s 2009 Stock Option Plan and which are exercisable within 60 days of the voting record date and shares held in the Company’s 2009 Recognition and Retention Plan Trust over which the directors and executive officers may provide voting instructions as follows:

Name	Stock Options	Restricted Shares
Paul J. Blanchet, III	17,852	14,280
John W. Bordelon	68,600	57,200
Richard J. Bourgeois	17,852	14,280
Henry W. Busch, Jr.	17,852	14,280
Lester J. Dailey	—	—
John A. Hendry	17,852	14,280
Marc W. Judice	17,852	14,280
Michael P. Maraist	17,852	14,280
Darren E. Guidry	20,000	22,000
Scott T. Sutton	20,000	13,600
Joseph B. Zanco	20,000	13,600

All directors and executive officer as a group (11 persons)	235,712	192,080

Each Beneficial owner’s percentage ownership is determined by assuming that options held by such person (but not those held by any other person) and that are exercisable within 60 days of the voting record date have been exercised.

(7)

Does not include 192,080 shares held in the Company’s 2009 Recognition and Retention Plan Trust, which shares are voted by the trustees, Messrs. Blanchet, Hendry, Judice and Maraist in their discretion.

(8)

Includes 49,386 shares held in the Home Bank Profit Sharing 401(k) Plan, 3,375 shares allocated to Mr. Bordelon’s account in the ESOP, over which Mr. Bordelon has voting power, and 3,000 shares held by Mr. Bordelon’s children. Mr. Bordelon has pledged 10,000 of his shares to secure a loan.

(9)	Includes 14,345 shares owned by spouse, 10,655 shares held as custodian for spouse, 16,436 shares as custodian for reporting person and 25,000 shares held by Lafayette Investment Group, LLC.
(10)	Includes 10,000 shares held by spouse and 25,000 shares held by the Busch Family Trust I.

(Footnotes continued on following page)

(Footnotes continued from previous page)

(11)	Includes 3,275 shares held by the Home Bank Profit Sharing 401(k) Plan and 1,058 shares allocated to Mr. Dailey’s account in the ESOP, over which Mr. Dailey has voting power.
(12)	Includes 25,000 shares held by spouse and 25,000 shares held by John A. Hendry DDS, LLC.
(13)	Includes 30,000 shares owned by spouse and 20,000 shares held by MJMA, LLC.
(14)

Includes 20,000 shares held as custodian for child under a UTMA account, 25,000 shares held by MPM Resources, LLC, 5,000 shares held by PSI of Louisiana, Inc., 10,000 shares held by Mesa Properties, LLC, 10,000 shares held by Maraist Properties, Inc. and 25,000 shares held by LF Maraist Partnership, LLC.

(15)

Includes 50 shares held as custodian for children under a UTMA account, 25,015 shares held in the Home Bank Profit Sharing 401(k) Plan and 2,381 shares allocated to Mr. Guidry’s account in the ESOP, over which Mr. Guidry has voting power.

(16)	Includes 16,000 shares held by spouse and 1,505 shares allocated to Mr. Sutton’s account in the ESOP over which Mr. Sutton has voting power.
(17)	Includes 8,590 shares held in the Home Bank Profit Sharing 401(k) Plan and 2,134 shares allocated to Mr. Zanco’s account in the ESOP, over which Mr. Zanco has voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers and directors, and persons who own more than 10% of Home Bancorp’s common stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. We know of no person who owns 10% or more of Home Bancorp’s common stock.

Based solely on our review of the copies of such forms furnished to us, or written representations from our officers and directors, we believe that during, and with respect to, the fiscal year ended December 31, 2010, our officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Securities Exchange Act of 1934.

PROPOSAL TO ADOPT A NON-BINDING RESOLUTION TO APPROVE

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL TWO)

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the proxy rules of the SEC were amended to require that not less frequently than once every three years, a proxy statement for an annual meeting of shareholders for which the proxy solicitation rules of the SEC require compensation disclosure must also include a separate resolution subject to a shareholder vote to approve the compensation of the Company’s named executive officers disclosed in the proxy statement.

The executive officers named in the summary compensation table and deemed to be “named executive officers” are John W. Bordelon, Darren E. Guidry, Scott T. Sutton and Joseph B. Zanco. Reference is made to the summary compensation table and disclosures set forth under “Management Compensation” in this proxy statement.

The proposal gives shareholders the ability to vote on the compensation of our named executive officers through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers as disclosed in this proxy statement.”

The shareholder vote on this proposal is not binding on the Company or the board of directors and cannot be construed as overruling any decision made by the board of directors. However, the board of directors of the Company will review the voting results on the non-binding resolution and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends that you vote “FOR” the non-binding resolution to approve the compensation of our named executive officers.

ADVISORY VOTE ON THE FREQUENCY OF THE NON-BINDING RESOLUTION

TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(PROPOSAL THREE)

Section 951 of the Dodd-Frank Act also amended the proxy rules of the SEC to require that not less frequently than once every six years, a proxy statement for an annual meeting of shareholders for which the proxy solicitation rules of the SEC require compensation disclosure must also include a separate proposal subject to a shareholder vote to determine whether the shareholder vote to approve the compensation of the named executive officers will occur every one, two or three years.

Accordingly, we are seeking a shareholder vote regarding whether the non-binding resolution to approve the compensation of our named executive officers should occur every three years, every two years or every year.

The board of directors asks that you support a frequency of every three years for future non-binding resolutions on compensation of our named executive officers. Setting an advisory vote every three years will be the most effective timeframe for the Company to respond to shareholder feedback and provide us with sufficient time to engage with shareholders to understand and respond to the vote results.

The advisory vote on this proposal is not binding on the Company or the board of directors and cannot be construed as overruling any decision made by the board of directors. However, the board of directors of the Company will review the results on the advisory vote and take them into consideration when making future decisions regarding the frequency of submitting to shareholders the non-binding resolution to approve the compensation of our named executive officers.

The Board of Directors recommends an advisory vote for a frequency of “THREE YEARS” for future non-binding resolutions to approve the compensation of our named executive officers.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL FOUR)

The Audit Committee of the Board of Directors of Home Bancorp has appointed Porter Keadle Moore, LLP, an independent registered public accounting firm, to perform the audit of our financial statements for the year ending December 31, 2011, and further directed that the selection of auditors be submitted for ratification by the shareholders at the Annual Meeting.

We have been advised by Porter Keadle Moore, LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiary other than the usual relationship that exists between an independent registered public accounting firm and its clients. We do not anticipate that representatives of Porter Keadle Moore, LLP will attend the Annual Meeting.

The Company’s financial statements for the fiscal year ended December 31, 2008 was audited by Ernst &Young, LLP. On August 24, 2009, the Audit Committee of the Company’s Board of Directors notified Ernst & Young, LLP that it had been dismissed as the Company’s independent registered public accounting firm and notified Porter Keadle Moore, LLP that it had been selected by the Audit Committee as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2009. In connection with their audit for the year ended December 31, 2008 and during the subsequent interim period until the engagement of Porter Keadle Moore, LLP, there were no disagreements with Ernst & Young, LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure. The report on the financial statements for fiscal 2008 of Ernst & Young, LLP did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 2008, Porter Keadle Moore, LLP did not advise, and has not indicated to the Company that it had reason to advise, the Company of any “reportable event,” as defined in Item 304(a) of Regulation S-K of the Exchange Act. During fiscal 2008, the Company had not consulted Porter Keadle Moore, LLP regarding the application of accounting principles, either contemplated or proposed, the type of audit opinion that might be rendered on the Company’s financial statements or any other matters of a “reportable event.”

Audit Fees

The following table sets forth the aggregate fees paid by us to Porter Keadle Moore, LLP and Ernst & Young, LLP for professional services rendered by Porter Keadle Moore, LLP and Ernst & Young, LLP in connection with the audit of Home Bancorp’s consolidated financial statements for fiscal 2010 and 2009, respectively, as well as the fees paid by us to Porter Keadle Moore, LLP and Ernst & Young, LLP for audit-related services, tax services and all other services rendered by Porter Keadle Moore, LLP and Ernst & Young, LLP to us during fiscal 2010 and 2009, respectively.

	Year Ended December 31,
	2010	2009
Audit fees (1)	$195,200	$174,138
Audit-related fees(2)	30,100	9,963
Tax fees(3)	12,800	24,100
All other fees	—	—

Total	$238,100	$208,201

(1)

Includes professional services rendered for the audit of Home Bancorp’s annual consolidated financial statements including the audit of internal control over financial reporting and review of consolidated financial statements included in Forms 10-Q, including out-of-pocket expenses.

(2)	Includes professional services rendered in 2010 for the audit of net assets acquired related to the acquisition of Statewide Bank, including out-of-pocket expenses.

The Audit Committee selects our independent registered public accounting firm and pre-approves all audit services to be provided by it to Home Bancorp. The Audit Committee also reviews and pre-approves all audit-related and non-audit related services rendered by our independent registered public accounting firm in accordance with the Audit Committee’s charter. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. The Audit Committee pre-approves certain audit-related services and certain non-audit related tax services which are specifically described by the Audit Committee on an annual basis and separately approves other individual engagements as necessary.

Each new engagement of the Company’s independent registered public accounting firm was approved in advance by the Audit Committee or its Chair, and none of those engagements made use of the de minimis exception to pre-approval contained in the SEC’s rules.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Porter Keadle Moore, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed Home Bancorp’s audited financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200 T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Home Bancorp’s Annual Report on Form 10-K for fiscal year ended December 31, 2010, for filing with the SEC.

Members of the Audit Committee

Paul J. Blanchet, III, Chairman
John A. Hendry
Marc W. Judice

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in Home Bancorp’s 2011 Shareholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Home Bancorp’s proxy statement.

Members of the Compensation Committee

Michael P. Maraist, Chairman
Paul J. Blanchet, III
John A. Hendry
Marc W. Judice

SHAREHOLDER PROPOSALS, NOMINATIONS AND COMMUNICATIONS

WITH THE BOARD OF DIRECTORS

Shareholder Proposals. Any proposal which a shareholder wishes to have included in the proxy materials of Home Bancorp relating to the next annual meeting of shareholders of Home Bancorp must be received at the principal executive offices of Home Bancorp, Inc., 503 Kaliste Saloom Road, Lafayette, Louisiana, 70508, Attention: Henry W. Busch, Jr., Corporate Secretary, no later than December 2, 2011. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

Shareholder proposals that are not submitted for inclusion in Home Bancorp’s proxy materials pursuant to Rule 14a-8 may be brought before an Annual Meeting pursuant to Article 9.D. of Home Bancorp’s Articles of Incorporation. Notice of the proposal must also be given in writing and delivered to, or mailed and received at, our principal executive offices by December 2, 2011. The notice must include the information required by Article 9.D. of our Articles of Incorporation.

Shareholder Nominations. Our Articles of Incorporation provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the Board of Directors, other than those made by the Board or the Nominating Committee thereof, shall be made by a shareholder who has complied with the notice provisions in the Articles of Incorporation. Written notice of a shareholder nomination generally must be communicated to the attention of the Corporate Secretary and either delivered to, or mailed and received at, our principal executive offices not later than, with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by us in connection with the immediately preceding annual meeting of shareholders. For our Annual Meeting in 2012, this notice must be received by December 2, 2011. Each written notice of a shareholder nomination is required to set forth certain information specified in Article 6.F. of Home Bancorp’s Articles of Incorporation. We did not receive any shareholder nominations with respect to this Annual Meeting.

Other Shareholder Communications. Shareholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to the Board of Directors of Home Bancorp, Inc., c/o Henry W. Busch, Jr., Corporate Secretary, 503 Kaliste Saloom Road, Lafayette, Louisiana 70508.

ANNUAL REPORTS

A copy of our Annual Report to Shareholders on Form 10-K for the year ended December 31, 2010 accompanies this proxy statement. Such report is not part of the proxy solicitation materials.

Upon receipt of a written request we will furnish to any shareholder without charge a copy of the exhibits to our Annual Report on Form 10-K for fiscal 2010. Such written requests should be directed to Mr. Henry W. Busch, Jr., Corporate Secretary, Home Bancorp, Inc., 503 Kaliste Saloom Road, Lafayette, Louisiana 70508. The Form 10-K is not a part of the proxy solicitation materials.

OTHER MATTERS

Management is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by Home Bancorp. Home Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of Home Bancorp’s common stock. In addition to solicitations by mail, directors, officers and employees of Home Bancorp also may solicit proxies personally or by telephone without additional compensation.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY HOME BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOME BANCORP, INC. FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2011 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints the Board of Directors of Home Bancorp, Inc. or any successors thereto, as proxies with full powers of substitution, to represent and vote, as designated below, all the shares of common stock of Home Bancorp, Inc. held of record by the undersigned on March 17, 2011 at the Annual Meeting of Shareholders to be held at the Petroleum Club of Lafayette, located at 111 Heymann Boulevard, Lafayette, Louisiana on Wednesday, May 4, 2011, at 9:00 a.m., Central Daylight Time, or at any adjournment thereof.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

		For	With- hold	For All Except
1.	ELECTION OF DIRECTORS FOR A THREE-YEAR TERM:	☐	☐	☐

Nominees for three-year term expiring in 2014: John W. Bordelon, Paul J. Blanchet, III and Marc W. Judice

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	Proposal to adopt a non-binding resolution to approve the compensation of our named executive officers.	☐	☐	☐
	Every Three Years	Every Two Years	Every Year	Abstain
3.	Advisory vote on the frequency of the non-binding resolution to approve the compensation of our named executive officers. ☐	☐	☐	☐

		For	Against	Abstain
4.	Proposal to ratify the appointment of Porter Keadle Moore LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

The Board of Directors recommends that you vote “FOR” all of the nominees listed above, “FOR” approval of the non-binding resolution to approve the compensation of our named executive officers, “FOR EVERY THREE YEARS” on the advisory vote on the frequency of the non-binding resolution to approve the compensation of our named executive officers and “FOR” the ratification of the appointment of Porter Keadle Moore LLP as the Company’s independent registered public accounting firm.

THE SHARES OF HOME BANCORP’S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS, FOR APPROVAL OF THE NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, FOR EVERY THREE YEARS ON THE ADVISORY VOTE ON THE FREQUENCY OF THE NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND FOR THE RATIFICATION OF THE APPOINTMENT OF PORTER KEADLE MOORE LLP AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

Detach above card, sign, date and mail in postage paid envelope provided. HOME BANCORP, INC.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The above signed hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Home Bancorp, Inc. called for May 4, 2011, the accompanying proxy statement and the Annual Report prior to the signing of this proxy.

Please sign this Proxy exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

PLEASE ACT PROMPTLY

MARK, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 4, 2011. The proxy statement and our 2010 Annual Report on Form 10-K as well as directions to the annual meeting are available at http://home24bank.investorroom.com.

6553

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	HOME BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN VOTING INSTRUCTION BALLOT

HOME BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby instructs the Trustees of the Employee Stock Ownership Plan of Home Bank to vote, as designated below, all the shares of common stock of Home Bancorp, Inc. allocated to my Employee Stock Ownership Plan account as of March 17, 2011 at the Annual Meeting of Shareholders to be held at the Petroleum Club of Lafayette located at 111 Heymann Boulevard, Lafayette, Louisiana, on Wednesday, May 4, 2011, at 9:00 a.m., Central Daylight Time, or at any adjournment thereof.

Please be sure to date and sign this card in the box below.	Date

Sign above	Co-holder (if any) sign above

			For	With- hold	For All Except
1.	ELECTION OF DIRECTORS FOR THREE-YEAR TERM		☐	☐	☐

Nominees for three-year term expiring in 2014: John W. Bordelon, Paul J. Blanchet, III and Mark W. Judice

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

			For	Against	Abstain
2.	Proposal to adopt a non-binding resolution to approve the compensation of our named executive officers.		☐	☐	☐
		Every Three Years	Every Two Years	Every Year	Abstain
3.	Advisory vote on the frequency of the non-binding resolution to approve the compensation of our named executive officers.	☐	☐	☐	☐

			For	Against	Abstain
4.	Proposal to approve the ratification of Porter Keadle Moore LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.		☐	☐	☐

In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

The Board of Directors recommends that you vote “FOR” all of the nominees listed above, FOR approval of the non-binding resolution to approve the compensation of our named executive officers, FOR EVERY THREE YEARS on the advisory vote on the frequency of the non-binding resolution to approve the compensation of our named executive officers and “FOR” the appointment of Porter Keadle Moore LLP as the Company’s independent registered public accounting firm.

Detach above card, sign, date and mail in postage paid envelope provided. HOME BANCORP, INC.

The above signed hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Home Bancorp, Inc. called for May 4, 2011, the accompanying proxy statement and the Annual Report prior to the signing of this card.

PLEASE MARK, SIGN THIS CARD EXACTLY AS YOUR NAME APPEARS ON THIS CARD, DATE AND RETURN

ESOP VOTING INSTRUCTION BALLOT PROMPTLY.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE CARD IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 4, 2011. The proxy statement and our 2010 Annual Report on Form 10-K as well as directions to the annual meeting are available at http://home24bank.investorroom.com.

6553/7597

April 1, 2011

To:	Participants in Home Bancorp’s Employee Stock Ownership Plan

Re:	Instructions for voting shares of Home Bancorp, Inc.

As described in the enclosed materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Shareholders of Home Bancorp, Inc. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock of Home Bancorp allocated to your account in the Home Bancorp Employee Stock Ownership Plan will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, the Annual Report to Shareholders and Voting Instruction Ballot. After you have reviewed the Proxy Statement, we urge you to vote your allocated shares held in the Employee Stock Ownership Plan by marking, dating, signing and returning the enclosed Voting Instruction Ballot in the envelope provided. Registrar and Transfer Company will tabulate the votes for the purpose of having those shares voted by the Trustees.

We urge each of you to vote, as a means of participating in the governance of the affairs of Home Bancorp. If your voting instructions are not received, the shares allocated to your Employee Stock Ownership Plan account will generally not be voted. While we hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates only to those shares which have been allocated to you in your account under the Employee Stock Ownership Plan. If you also own shares of Home Bancorp common stock outside of the Employee Stock Ownership Plan, you should receive other voting material for those shares owned by you individually or through other plans. Please return all your voting material so that all your shares may be voted.

503 Kaliste Saloom Road, Lafayette, LA 70508

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	PROFIT SHARING 401(k) PLAN VOTING INSTRUCTION BALLOT

HOME BANCORP, INC.

The undersigned hereby instructs the Trustees of the Profit Sharing 401(k) Plan of Home Bank to vote, as designated below, all the shares of common stock of Home Bancorp, Inc. allocated to my Profit Sharing 401(k) Plan account as of March 17, 2011 at the Annual Meeting of Shareholders to be held at the Petroleum Club of Lafayette, located at 111 Heymann Boulevard, Lafayette, Louisiana on Wednesday, May 4, 2011, at 9:00 a.m., Central Daylight Time, or at any adjournment thereof.

Please be sure to date and sign this card in the box below.	Date

Sign above	Co-holder (if any) sign above

			For	With- hold	For All Except
1.	ELECTION OF DIRECTORS FOR THREE-YEAR TERM		☐	☐	☐

Nominees for three-year term expiring in 2014: John W. Bordelon, Paul J. Blanchet, III and Mark W. Judice

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

			For	Against	Abstain
2.	Proposal to adopt a non-binding resolution to approve the compensation of our named executive officers.		☐	☐	☐
		Every Three Years	Every Two Years	Every Year	Abstain
3.	Advisory vote on the frequency of the non-binding resolution to approve the compensation of our named executive officers.	☐	☐	☐	☐

			For	Against	Abstain
4.	Proposal to approve the ratification of Porter Keadle Moore LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.		☐	☐	☐

In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

The Board of Directors recommends that you vote “FOR” all of the nominees listed above, FOR approval of the non-binding resolution to approve the compensation of our named executive officers, FOR EVERY THREE YEARS on the advisory vote on the frequency of the non-binding resolution to approve the compensation of our named executive officers and “FOR” the ratification of Porter Keadle Moore LLP as the Company’s independent registered public accounting firm.

Detach above card, sign, date and mail in postage paid envelope provided. HOME BANCORP, INC.

The above signed hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Home Bancorp, Inc. called for May 4, 2011, the accompanying proxy statement and the Annual Report prior to the signing of this card.

PLEASE MARK, SIGN THIS CARD EXACTLY AS YOUR NAME APPEARS ON THIS CARD, DATE AND

RETURN 401(k) VOTING INSTRUCTION BALLOT PROMPTLY.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE CARD IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 4, 2011. The proxy statement and our 2010 Annual Report on Form 10-K as well as directions to the annual meeting are available at http://home24bank.investorroom.com.

6553/7596

April 1, 2011

To:	Participants in Home Bank’s Profit Sharing 401(k) Plan

Re:	Instructions for voting shares of Home Bancorp, Inc.

As described in the enclosed materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Shareholders of Home Bancorp, Inc. We hope you will take advantage of the opportunity to direct the manner in which shares of common stock of Home Bancorp allocated to your account in the Home Bank 401(k) Plan will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, the Annual Report to Shareholders and Voting Instruction Ballot. After you have reviewed the Proxy Statement, we urge you to vote your allocated shares held in the 401(k) Plan by marking, dating, signing and returning the enclosed Voting Instruction Ballot in the envelope provided. Registrar and Transfer Company will tabulate the votes for the purpose of having those shares voted by the Trustees.

We urge each of you to vote, as a means of participating in the governance of the affairs of Home Bancorp. If your voting instructions are not received, the shares allocated to your Profit Sharing 401(k) Plan account will generally not be voted. While we hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates only to those shares which have been allocated to you in your account under the Profit Sharing 401(k) Plan. If you also own shares of Home Bancorp common stock outside of the Profit Sharing 401(k) Plan, you should receive other voting material for those shares owned by you individually. Please return all your voting material so that all your shares may be voted.

503 Kaliste Saloom Road, Lafayette, LA 70508